Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
February 12, 2026 and the Prospectus dated May 1, 2025
Registration No. 333-286885

W. P. Carey Inc.

€500,000,000 3.250% Senior Notes due 2031

€500,000,000 3.750% Senior Notes due 2035

Issuer:	W. P. Carey Inc.

Offering Format:	SEC Registered

Securities Type:	Senior Unsecured Fixed Rate Notes

Securities:	3.250% Notes due 2031 (the “2031 notes”)
3.750% Notes due 2035 (the “2035 notes”)

Aggregate Principal Amount:	2031 notes: €500,000,000
2035 notes: €500,000,000

Stated Maturity Date:	2031 notes: October 2, 2031
2035 notes: May 10, 2035

The 2031 notes and the 2035 notes (collectively, the “notes”) will each constitute a separate series of the Issuer’s debt securities under the indenture governing the notes.

Coupon:	2031 notes: 3.250% per year
2035 notes: 3.750% per year

Public Offering Price:	2031 notes: 99.249%, plus accrued and unpaid interest, if any, from the Settlement Date 2035 notes: 98.500%, plus accrued and unpaid interest, if any, from the Settlement Date

Mid-Swap Yield:	2031 notes: 2.502%
2035 notes: 2.749%

Spread to Mid-Swap Yield:	2031 notes: +90 basis points
2035 notes: +120 basis points

Benchmark Government Security:	2031 notes: DBR 0% due August 15, 2031
2035 notes: DBR 0% due May 15, 2035

Benchmark Government Security Price:	2031 notes: 87.870%
2035 notes: 77.760%

Spread to Benchmark Government Security:	2031 notes: +102.0 basis points
2035 notes: +119.0 basis points

Yield to Maturity (annual):	2031 notes: 3.402%
2035 notes: 3.949%

Interest Payment Date:	2031 notes: October 2 of each year, commencing October 2, 2026
2035 notes: May 10 of each year, commencing May 10, 2026

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	2031 notes: At any time prior to August 2, 2031 (i.e., two months prior to the 2031 notes Stated Maturity Date), make-whole call based on the Comparable Government Bond Rate plus 15 basis points; if redeemed on or after August 2, 2031 (i.e., two months prior to the 2031 notes Stated Maturity Date), at 100% of the aggregate principal amount of the 2031 notes to be redeemed; plus, in each case, accrued and unpaid interest, if any, on the principal amount of the 2031 notes to be redeemed to, but not including, such redemption date.

2035 notes: At any time prior to February 10, 2035 (i.e., three months prior to the 2035 notes Stated Maturity Date), make-whole call based on the Comparable Government Bond Rate plus 20 basis points; if redeemed on or after February 10, 2035 (i.e., three months prior to the 2035 notes Stated Maturity Date), at 100% of the aggregate principal amount of the 2035 notes to be redeemed; plus, in each case, accrued and unpaid interest, if any, on the principal amount of the 2035 notes to be redeemed to, but not including, such redemption date.

Listing:	The Issuer intends to list the notes on the Official List of the Irish Stock Exchange plc, trading as Euronext Dublin and admit the notes to trading on its Global Exchange Market.

Joint Book-Running Managers:	J.P. Morgan Securities plc
Barclays Bank PLC
BNP PARIBAS
Wells Fargo Securities International Limited

Senior Co-Managers:	Regions Securities LLC
U.S. Bancorp Investments, Inc.
Bank of Montreal, London Branch
SMBC Bank International plc

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
Citizens JMP Securities, LLC
Mizuho International plc
PNC Capital Markets LLC

ISIN/Common Code:	2031 notes: XS3297733613 / 329773361
2035 notes: XS3297733704 / 329773370

UK MiFIR Product Governance:	Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels)

PRIIPs:	No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or in the UK

Denominations:	€100,000 x €1,000

Trade Date:	February 12, 2026

Settlement Date; Settlement and Trading:	February 24, 2026, through the facilities of Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A.

Expected Ratings:	Baa1 by Moody’s Investors Service, Inc. and BBB+ by Standard & Poor’s*

Terms used herein but not defined shall have the respective meanings as set forth in the Issuer’s preliminary prospectus supplement dated February 12, 2026.

* A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of any other security rating.

We expect to deliver the Notes against payment for the Notes on or about February 24, 2026. Under the E.U. Central Securities Depositaries Regulation, trades in the secondary market generally are required to settle in two business days (on which the relevant securities settlement system is open) unless the parties to a trade expressly agree otherwise. Also under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one New York business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes before the first or second business day, as applicable, prior to delivery being required will be required to specify alternative settlement arrangements to prevent a failed settlement.

UK MiFIR - professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or UK.

The communication of this pricing term sheet and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this pricing term sheet and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This pricing term sheet and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This pricing term sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing term sheet and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing term sheet, any such relevant document or materials or any of their contents.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the prospectus supplement relating to the notes, for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the notes if you request it by contacting J.P. Morgan Securities plc at +44-20 7134-2468 (Non-US investors), J.P. Morgan Securities LLC collect at 1-212-834-4533 (US investors), Barclays Bank PLC toll-free at + 1-866-603-5847, BNP PARIBAS toll-free at +1-800-854-5674 and Wells Fargo Securities International Limited toll-free at 1-800-645-3751.